SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_| Preliminary Proxy Statement
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
|_| Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

                               I.C.H. CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    |X| No fee required.

    |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    |_| Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    |_| Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

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        (2) Form, Schedule or Registration Statement No.:

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        (4) Date Filed:

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

                               I.C.H. CORPORATION
                       9255 Towne Centre Drive, Suite 600
                           San Diego, California 92121

                                   ----------


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 May 28, 1999

                                  ----------

To Our Stockholders:

     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of I.C.H. Corporation (the "Company") will be held at the Embassy Suites Hotel, 4550 La Jolla Village Drive, San Diego, California 92121, on May 28, 1999, at 2:00 p.m. for the following purposes:

   1. The election of three persons to the Board of Directors of the Company, each to serve a two-year term or until their respective successors are elected and qualified.

   2. To approve an increase in the number of authorized shares of common stock of the Company from nine million (9,000,000) to 19 million (19,000,000).

   3. To approve the creation of a third class of directors, such that the Board of Directors of the Company would be divided into three classes, with the directors in each class elected to serve for staggered three-year terms.

   4. Ratification of the appointment of PricewaterhouseCoopers L.L.P., independent accountants, as the Company's independent accountants for the ensuing year.

     The enclosed Proxy Statement includes information relating to these proposals. Additional purposes of the Annual Meeting are to transact such other business as may properly come before the Annual Meeting.

     All stockholders of record as of the close of business on April 19, 1999 are entitled to notice of and to vote at the Annual Meeting. At least a majority of the outstanding shares of common stock of the Company present in person or by proxy is required for a quorum.

                     By Order of the Board of Directors

                     /s/ John A. Bicks
                     JOHN A. BICKS
                     Secretary

April 23, 1999
San Diego, California

     THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN THE COMPANY'S ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                                         Mailed to Stockholders
                                                     on or about April 23, 1999


                              I.C.H. CORPORATION
                      9255 Towne Centre Drive, Suite 600
                          San Diego, California 92121


                                PROXY STATEMENT


General Information:

     This Proxy Statement is furnished to stockholders of I.C.H. Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors (the "Board") of the Company of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on May 28, 1999, at 2:00 p.m., local time, at the Embassy Suites Hotel, 4550 La Jolla Village Drive, San Diego, California 92121, and any adjournment or postponement thereof.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of John A. Bicks, the Company's Secretary) a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's common stock, par value $.01 per share (the "Common Stock"). The Company may use the services of ACS Securities Services, Inc., 5580 LBJ Freeway, Suite 230, Dallas, Texas 75240, in soliciting proxies and, in such event, the Company expects to pay approximately $10,000, plus out-of-pocket expenses, for such services. The Company may conduct further solicitations personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom would receive additional compensation for assisting with the solicitation.

     The presence at the Annual Meeting of a majority of the outstanding shares of Common Stock of the Company, represented either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The close of business at April 19, 1999 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. As of the Record Date, there were 2,848,262 shares of Common Stock outstanding.

     Stockholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election for the Annual Meeting. The American Stock Exchange permits member organizations to give proxies, whether or not instructions have been received from beneficial owners, to vote as to the election of directors and also on matters of the type contained in Proposal Nos. 2, 3 and 4. Shares represented by a properly executed and delivered proxy will be voted at the Annual Meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. If no instructions are given, the shares will be voted FOR the election of each of the three nominees for director named below and FOR Proposal Nos. 2, 3 and 4. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on Proposal No. 2 and Proposal No. 3 but will have no effect on the outcome of the election of directors or Proposal No. 4. Broker non-votes will have no effect on the outcome of the election of directors or Proposal No. 4, and will have the same effect as a negative vote on the outcome of Proposal No. 2 and Proposal No. 3.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The following table sets forth information as of the Record Date with respect to each person who is known by the Company to own beneficially more than 5% of the Company's outstanding shares of Common Stock. Except as otherwise noted below, all shares of Common Stock are owned beneficially by the individual listed with sole voting and/or investment power.

                                        Amount and Nature
    Name and Address                      of Beneficial      Percent of Shares
  of Beneficial Owner                       Ownership        Outstanding (%)(3)
-----------------------               --------------------  -------------------
Lloyd I. Miller, III                  369,480
4550 Gordon Drive                     (Indirect)(1)               13.1%
Naples, Florida 34102

James R. Arabia                       194,500
c/o I.C.H. Corporation                (Direct)(2)                  6.9%
9255 Towne Centre Drive, Suite 600
San Diego, California 92121

----------
(1) Based upon the Statement of Changes in Beneficial Ownership on Form 4 dated January 11, 1999 filed by Lloyd I. Miller, III (the "Form 4"), such shares are held indirectly by Mr. Miller: (a) as Investment Advisor to certain family trusts, Trust A-1, Trust A-3, Trust A-4 and Trust C; (b) as a manager of Milfam LLC, which in turn is the managing general partner of Milfam I, L.P. and Milfam II, L.P.; and (c) by his minor children. According to the Form 4, 3,000 shares are owned of record by Trust A-1, 16,100 shares are owned of record by Trust A-3, 137,798 shares are owned of record by Trust A-4, 34,100 shares are held of record by Trust C, 152,182 shares are held of record by Milfam I, L.P., 18,300 shares are held of record by Milfam II, L.P., 4,000 shares are held of record by Lloyd I. Miller IV pursuant to the Uniform Gifts to Minor Act and 4,000 shares are held of record by Alexandra Miller pursuant to the Uniform Gifts to Minors Act. Mr. Miller has shared voting power and shared dispositive power for all shares held of record by the Trusts and sole voting power and sole dispositive power for all shares held of record by Milfam I, L.P. and Milfam II, L.P.
(2) Includes vested options to purchase 18,500 shares of Common Stock. Does not include 39,970 shares of Common Stock owned by a trust for the benefit of Mr. Arabia's wife. Mr. Arabia is neither a trustee nor a beneficiary of the trust and therefore disclaims beneficial ownership of such shares.
(3) Based upon 2,821,582 shares outstanding. The total number of shares outstanding used in calculating this percentage does not include 1,957,500 shares reserved for issuance upon the exercise of stock options or warrants granted or reserved for possible grant.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The Company's Amended and Restated Certificate of Incorporation divides the Company's Board of Directors into two classes, with the members of each such class serving staggered two-year terms. The Board of Directors presently consists of seven members as follows: Class I directors, John A. Bicks, Robert
H. Drechsler, Carl D. Robinson and Raymond L. Steele, whose terms currently expire in 2000; and Class II directors, James R. Arabia, Timothy R. Scott and David A. Gotz, whose terms currently expire in 1999 (and, if reelected at the Annual Meeting, in the year 2001). If Proposal 3 presented herein is approved by the requisite vote of shareholders at the Annual Meeting, the Company anticipates that Directors from either or both of Class I and Class II may become Directors assigned to the newly-created Class III.

    At the Annual Meeting, the stockholders will elect three directors to serve as Class II directors. The Class II directors who are elected at the Annual Meeting will serve until the Annual Meeting of Stockholders to be held in 2001 and until such directors' respective successors are elected or appointed and qualify or until any such director's earlier resignation or removal. The Board believes that nominees James R. Arabia, Timothy R. Scott and David A. Gotz will stand for election and will, if elected, serve as such Class II directors. However, in the event any nominee is unable or unwilling to serve as a Class II director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the By-laws of the Company.

    The affirmative vote of a plurality of all the votes cast at the Annual Meeting, assuming a quorum is present, is necessary for the election of a director. For purposes of the election of directors, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

    James R. Arabia, director nominee, has served as Chairman of the Board, Chief Executive Officer and President of the Company since its emergence from bankruptcy on February 19, 1997. Mr. Arabia also serves as President of the Company's operating subsidiaries, including Sybra, Inc. and Lyon's of California, Inc. Prior to February 19, 1997, Mr. Arabia served as Chairman of the Equity Committee. From 1982-1997, Mr. Arabia provided financial advisory and investment banking services to a variety of private clients.

     Timothy R. Scott, Ph.D, director nominee, has served as a Director of the Company since April 20, 1998. Since 1992, Dr. Scott has served as President and Senior Pastor of a 1,200 member church located in San Diego, California. Dr. Scott received his Ph.D. in theology from Christian University in 1981, and served as a professor of philosophy and religion at Pacific International College from 1981 to 1985.

     David A. Gotz, director nominee, has served as a Director of the Company since February 17, 1999, when he was appointed to the Board to fill the vacancy created by the resignation of former Director Kenneth A. Giddens. Since 1982, Mr. Gotz has been employed by M.L. Stern & Co., Inc., a securities broker/dealer, where he currently holds the position of First Vice President. Mr. Gotz is also a member of the Kemper Executive Council Advisory Board, a 17-member panel of financial representatives selected by the senior management of Scudder Kemper Investments, Inc. to help shape investment policy, marketing and advertising initiatives.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

The affirmative vote of a majority of the shares of the Company's Common Stock present or represented and voting at the Annual Meeting will be required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION
OF ALL NOMINEES NAMED ABOVE.

                       DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information as of April 14, 1999 for (i) the members of the present Board, (ii) the executive officers of the Company and certain operating subsidiaries and (iii) the directors and executive officers of the Company and certain operating subsidiaries as a group:

                                                                                                        Percent of
                                                                                                          Shares
                                                                                                       Outstanding
                                                                                        Percent of   (calculated on a
                                                                        Number of         Shares      fully-diluted
                                                  First      Term         Shares       Outstanding        basis)
            Name and Position              Age   Elected   Expires         (1)            (%)(2)          (%)(3)
            -----------------             ----- --------- --------- ----------------- ------------- -----------------
James R. Arabia, Chairman
 of the Board, Chief
 Executive Officer and President           42      1997      1999        194,500(4)         6.9%           4.3%

John A. Bicks, Executive                   39      1997      2000         50,500(5)         1.7%           1.1%
 Vice President, General Counsel,
 Secretary and Director

David A. Brainard,                         40        --        --         42,500(6)         1.6%             *
 Chief Financial Officer

Robert H. Drechsler,                       35      1998      2000         66,825(7)         2.3%           1.5%
 Executive Vice President
 and Director

F. Edward Chappell, Senior                 54        --        --         10,500(8)           *              *
 Vice President of Business
 Development of Sybra, Inc.

David Fitnich, Chief                       43        --        --          6,500(9)           *              *
 Operating Officer of Sybra, Inc.

David A. Gotz, Director                    54      1999      1999         10,000(10)          *              *

Carl D. Robinson, Director                 41      1997      2000         85,000(11)        3.0%           1.9%

Timothy R. Scott, Director                 46      1998      1999         15,000(12)          *              *

Raymond L. Steele, Director                64      1998      2000         25,000(13)          *              *

All directors and executive officers of    --        --        --        506,325           17.9%          10.6%
 the Company and certain operating
 subsidiaries as a whole.

----------
  *  Beneficial ownership of less than 1% is omitted.

 (1) Except as otherwise noted below, all shares of Common Stock are owned beneficially by the individual listed with sole voting and/or investment power. Includes vested options and options which vest within 60 days of April 19, 1999.

 (2) Assumes the exercise of vested options (and options which vest within 60 days of April 19, 1999) held only by such owner. The total number of shares outstanding used in calculating this percentage assumes that none of the options held by other individuals are exercised.

 (3) Assumes the exercise of all options and warrants granted or reserved for possible grant.

 (4) Does not include 39,970 shares of Common Stock owned by a trust for the benefit of Mr. Arabia's wife. Mr. Arabia is neither a trustee nor a beneficial owner of the trust and therefore disclaims beneficial ownership of such shares.

 (5) Includes vested options to purchase 37,500 shares of Common Stock. Does not include 4,207 shares of Common Stock held by Mr. Bicks' wife of which Mr. Bicks disclaims beneficial ownership.

 (6)  Includes vested options to purchase 15,000 shares of Common Stock.

 (7) Includes vested options to purchase 10,000 shares of Common Stock. Does not include 100 shares of Common Stock held by Mr. Drechsler's minor child.

 (8)  Includes vested options to purchase 8,750 shares of Common Stock.

 (9)  Includes vested options to purchase 15,000 shares of Common Stock.

(10) Includes vested options to purchase 10,000 shares of Common Stock. Does not include 500 shares of Common Stock held by Mr. Gotz's wife of which Mr. Gotz disclaims beneficial ownership.

(11)  Includes vested options to purchase 40,000 shares of Common Stock.

(12)  Includes vested options to purchase 15,000 shares of Common Stock.

(13)  Includes vested options to purchase 15,000 shares of Common Stock.

     Biographical information concerning the director nominees is set forth above under the caption "Proposal No. 1 Election of Directors." Biographical information concerning the remaining directors and executive officers is set forth below.

     John A. Bicks, has served as a Director of the Company since September 19, 1997 and currently serves as Executive Vice President, General Counsel and Secretary of the Company and its operating subsidiaries. Mr. Bicks joined the Company in April 1998. From March 1996 through March 1998, Mr. Bicks was an attorney with the firm of Pryor Cashman Sherman & Flynn LLP and served as counsel to the Official Committee of Equity Security Holders (the "Equity Committee") of the predecessor companies to the Company. Mr. Bicks has been a practising attorney in New York since 1985, serving as an Assistant District Attorney in the Manhattan District Attorney's Office from 1985-1991, and subsequently in private practice.

     David A. Brainard has served as Senior Vice President and Chief Financial Officer of the Company since February 23, 1998. From 1996-1997, Mr. Brainard served as Senior Vice President and Chief Financial Officer of Olan Mills, Inc., a $400 million retail photography chain with over 850 retail locations. From 1993-1996, Mr. Braindard served as Senior Vice President and Chief Financial Officer of Ben Franklin Retail Stores, Inc., a $500 million franchisor, wholesaler and retailer.

     F. Edward Chappell has served as Senior Vice President of Business Development for Sybra, Inc. since November 1, 1997. Mr. Chappell has been with Sybra since March 5, 1995 when he was hired as Director of Real Estate. Mr. Chappell has over 25 years of real estate experience, including as Vice President of Real Estate for Rite Aid Drug Stores, and Director of Development for Taco Bell Corporation.

     Robert H. Drechsler, has served as a Director of the Company since February 2, 1998, and as Executive Vice President of the Company effective as of February 15, 1999. From December 1991 through April 1999, Mr. Drechsler was a corporate attorney (partner since January 1997) with the firm of Pryor Cashman Sherman & Flynn LLP, legal counsel to the Company. From October 1998 through December 1991, Mr. Drechsler was a corporate attorney with Skadden, Arps, Slate, Meagher & Flom.

     David Fitnich has served as Chief Operating Officer of Sybra, Inc. since December 8, 1997, and as Chief Operating Officer of Lyon's of California, Inc. since December 14, 1998. From 1989-1997, Mr. Fitnich served as Regional Vice President of Sybra, Inc.'s Southeastern Region (1989-1994) and then its Northern Region (1994-1997). Mr. Fitnich has served in various capacities with Sybra, Inc. since 1981.

     Carl D. Robinson, has served as a Director of the Company since its emergence from bankruptcy on February 19, 1997. Prior to that time, Mr. Robinson served as a member of the Equity Committee. Mr. Robinson is also the owner of Southwestern Insurance marketing, a life insurance and annuity brokerage firm located in Amarillo, Texas, with 120 licensed insurance agents throughout Texas, Oklahoma, New Mexico, and Colorado. From 1987 to 1994, Mr. Robinson was a Regional Director of Southwestern Life Insurance Company. Since 1994, he has been a Managing General Agent for Southwestern Life Insurance Company. Mr. Robinson is a Chartered Financial Consultant and a Certified Life Underwriter. Mr. Robinson has also served as President and as a member of the board of directors of the Amarillo Area CLU Association.

     Raymond L. Steele, has served as a Director of the Company since February 2, 1998. Mr. Steele is a retired executive with experience in investment banking and investment management, who serves or has served as a director of Robinson Humphrey, Classic Car Investments, Webcraft, Modernfold, Orion, Emerson Radio, Pharmhouse, Video Services Corp. and GFTA, and as an outside consultant to Pizza Hut.

Certain Relationships and Related Transactions

     Certain directors and executive officers of the Company (or members of their immediate families or related trusts) and persons who hold more than 5% of the outstanding shares of Common Stock had direct or indirect interests in certain transactions of the Company in the last fiscal year as follows:

     Effective September 1, 1998, the Company entered into an Amended and Restated Employment Agreement with James R. Arabia. See "Employment Contracts, Termination of Employment--James R. Arabia Employment Agreement".

     In connection with Mr. Arabia's exercise of his vested stock options to purchase 176,000 shares of Common Stock at an exercise price of $2.17 per share, the Company accepted promissory notes in the aggregate principal amount of $381,920 in lieu of cash from Mr. Arabia. Such promissory notes are secured by a portion of the Common Stock purchased by Mr. Arabia through the exercise of such vested stock options.

     Robert H. Drechsler, Executive Vice President and Director, was a partner with the firm of Pryor Cashman Sherman & Flynn LLP during 1998. That firm provided significant legal services to the Company in 1998.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes of ownership (Forms 3, 4 and 5) of the Common Stock with the SEC and the American Stock Exchange. Officers, directors and greater than 10% holders are required by SEC regulations to furnish the Company with copies of such forms that they file.

     To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company, the Company believes that for the fiscal year 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, with the exception of Statements of Changes in Beneficial Ownership on Form 4 filed by John A. Bicks dated May 6, 1998, and by Robert H. Drechsler dated May 6, 1998 and August 20, 1998.

Meetings of Committees and the Board of Directors

     During 1998, the entire Board of Directors met seven times. With the exception of former Director Kenneth E. Giddens, no Director attended fewer than 75 percent of all of the meetings of the Board of Directors held during 1998.

     The Board of Directors has two committees: the Compensation and Stock Option Committee and the Audit and Finance Committee. Upon appointment to a committee, no member of a committee attended fewer then 100% of all the meetings of the Committee of which he was a member. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee.

     During 1998, the Audit and Finance Committee consisted of Kenneth Giddens (Chairman), Raymond L. Steele, Timothy R. Scott and Carl D. Robinson. Prior to his resignation from the Board on April 20, 1998, Michael D. Dunn served as a member of the Audit and Finance Committee. The Audit and Finance Committee makes recommendations concerning the engagement of independent accountants, reviews with the independent accountants the scope and results of the audit engagement, approves professional services provided by the independent accountants, reviews the independence of the independent accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit and Finance Committee met twice during 1998.

     During 1998, the Compensation and Stock Option Committee consisted of Carl
D. Robinson, Raymond L. Steele and Robert H. Drechsler. Prior to his resignation from the Board on April 20, 1998, Michael D. Dunn served as a member of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee establishes remuneration levels for executive officers of the Company and implements incentive programs, including the Employee Stock Option Plan and the Director Stock Option Plan. The Compensation and Stock Option Committee met eight times during 1998.

Compensation of Directors

     Directors' Fees. Each non-employee director is paid a monthly fee of $1,250, plus $250 for each committee chaired. Each director is also reimbursed for expenses incurred in attending Board and committee meetings.

     Directors' Stock Option Plan. Each non-employee director is granted a non-qualified option to purchase 25,000 shares of Common Stock in connection with the director's initial election or appointment to the Board. These grants under the Director Plan are made at an exercise price equal to the "fair market value" (as defined under the Director Stock Option Plan) of the shares of Common Stock subject to such option at the time of the grant and generally vest over three years. The Compensation and Option Committee may make additional discretionary option grants to eligible directors, consistent with the terms of the Plan. The Board may amend, suspend or discontinue the Director Plan at any time.

                            EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation of the chief executive officer and the four most highly compensated executive officers of the Company and its subsidiaries other than the chief executive officer in 1998.

                          SUMMARY COMPENSATION TABLE

                                                                             Other Annual      Securities Underlying
 Name and Principal Position     Year     Salary($)        Bonus($)        Compensation($)          Options (#)
-----------------------------   ------   -----------   ----------------   -----------------   ----------------------
                                              Annual Compensation
                                         ------------------------------
James R. Arabia .............   1998       321,000          100,000             5,400(1)              74,000(2)
Chairman of the Board,
President and Chief
Executive Officer

John A. Bicks ...............   1998       133,557          104,082                --                 70,000(3)
Executive Vice President,
General Counsel and
Secretary

David A. Brainard ...........   1998       128,051          102,500(4)             --                 60,000(5)
Chief Financial Officer

David Fitnich ...............   1998       140,375          114,211(6)             --                 60,000(7)
Chief Operating Officer
of Sybra, Inc.

F. Edward Chappell ..........   1998       117,346           59,577             8,000(8)              35,000(9)
Senior Vice President of
Business Development
of Sybra, Inc.

----------
(1)  Represents Mr. Arabia's 1998 car allowance.

(2) Represents options to acquire shares of Common Stock at an exercise price of $4.00 per share, 18,500 of which vested in 1998, and the balance of which vest in three equal installments on September 1, 2000, September 1, 2001 and September 1, 2002.

(3) Represents options to acquire shares of Common Stock, 60,000 of which have an exercise price of $3.44 (30,000 of which are currently vested and 15,000 of which vest on January 1 of each of 2000 and 2001) and 10,000 of which have an exercise price of $4.00 (5,000 of which are currently vested and 2,500 of which vest on January 1 of each of 2000 and 2001).

(4) This bonus amount, payable with respect to 1998, was paid to Mr. Brainard in 1999.

(5) Represents options to acquire shares of Common Stock at an exercise price of $3.19 per share, 15,000 of which vested in 1998 and 15,000 of which vest on February 23rd of each of 2000, 2001 and 2002.

(6) Includes $39,211 in bonus payable with respect to 1997 which was paid to Mr. Fitnich in 1998.

(7) Represents options to acquire 35,000 shares of Common Stock at an exercise price of $3.80 per share, 8,750 of which vested in 1998 and 8,750 of which vest on April 30th of each of 1999, 2000 and 2001 and options to acquire 25,000 shares of Common Stock at an exercise price of $3.75 per share, 6,250 of which vested in 1998, and 6,250 of which vest on December 8th of each of 1999, 2000 and 2001.

(8)  Represents Mr. Chappell's 1998 car allowance.

(9) Represents options to acquire 28,000 shares of Common Stock at an exercise price of $3.80 per share, 7,000 of which vested during 1998 and 7,000 of which vest on April 30th of each of 1999, 2000 and 2001 and options to acquire 7,000 shares of Common Stock at an exercise price of $3.75 per share, 1,750 of which vested during 1998 and 1,750 of which vest on December 8th of each of 1999, 2000 and 2001.

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

                                                   Individual Grants
                                               -------------------------
                                                 Percent of
                                 Number of         Total
                                Securities      Options/SARs
                                Underlying       Granted to
                                 Options/        Employees      Exercise
                               SARs Granted      In Fiscal       Price      Expiration
            Name                  (#)(2)          Year (%)       ($/Sh)      Date (3)      5% ($)     10% ($)
            ----                  ------          --------       ------      --------      ------     -------
                                                                                         Potential Realizable
                                                                                           Value at Assumed
                                                                                           Annual Rates of
                                                                                             Stock Price
                                                                                           Appreciation for
                                                                                           Option Term (4)
                                                                                         --------------------
James R. Arabia                  74,000              20.1%         4.00      9/01/08     186,203     471,811
Chairman of the Board,
Chief Executive Officer
and President

John A. Bicks                    10,000               2.7%         4.00      9/01/08      25,206      63,813
Executive Vice President,        60,000              16.3%         3.44      3/12/08     129,847     329,003
General Counsel and
Secretary

David A. Brainard                60,000              16.3%         3.19      2/23/08     120,410     305,093
Chief Financial Officer

F. Edward Chappell               10,000              2.71%         3.50     12/17/08      22,055      55,836
Senior Vice President of         10,000              2.71%         4.00      9/01/08      25,206      63,813
Business Development of
Sybra, Inc.

----------
(1) The Company has not, to date, granted any stock appreciation rights under the Employee Stock Option Plan.

(2) The Company has established Stock Option Plans for the purpose of attracting and retaining executive officers, directors and employees. Options granted under the plans are exercisable for shares of Common Stock.

(3)  Each option granted in 1998 has a ten-year term.

(4) The dollar amounts set forth under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission ("SEC") and therefore are not intended to forecast possible further appreciation, if any, in the Company's stock price.

Employment Contracts, Termination of Employment

     James R. Arabia Employment Agreement. Effective September 1, 1998, James
R. Arabia and the Company amended and restated Mr. Arabia's employment agreement with the Company (the "Amended and Restated Arabia Agreement") providing for an initial three (3) year term, subject to automatic one-year extensions. Mr. Arabia's annual base salary is $475,000, with increases within the discretion of the Board or the Compensation Committee. Mr. Arabia is also eligible to receive an annual bonus based upon a formula and subject to the attainment of certain performance goals. Mr. Arabia was previously granted options to purchase 176,000 shares of Common Stock, all of which options have vested. In the event Mr. Arabia remains in the continuous employ of the Company through December 31, 2001 (unless earlier terminated by the Company without cause, by Mr. Arabia for good reason, or upon the death or disability of Mr. Arabia), all loans (together with accrued interest thereon) associated with the exercise of Mr. Arabia's initial 176,000 options to purchase shares of Common Stock shall be forgiven and Mr. Arabia shall be entitled to a lump sum gross-up payment to eliminate any tax consequences that may result from such loan forgiveness. In connection with the Amended and Restated Arabia Agreement, Mr. Arabia was granted options to purchase an additional 74,000 shares of Common Stock, which options vest one-quarter upon grant and one-quarter upon each of the first, second and third anniversaries of the date of grant. In addition, the Company has agreed, at such time as Mr. Arabia elects

(which election was made on January 20, 1999), to make a loan of $350,000 to Mr. Arabia, the proceeds of which will be used by Mr. Arabia in connection with the purchase of a principal residence (the "Loan"). The Loan (and interest thereon) is repayable over a ten year period. Should the Company terminate Mr. Arabia's employment other than for cause or should he terminate his employment for good reason or following a change in control (as defined in the Amended and Restated Arabia Employment Agreement), Mr. Arabia is entitled to a severance payment equal to four times the sum of Mr. Arabia's (i) current base salary and
(ii) average bonus paid during the two immediately preceding full fiscal years of employment. In addition, upon such termination, the vesting of Mr. Arabia's options shall be accelerated. Mr. Arabia is required to devote substantially all of his business time to the affairs of the Company.

Compensation Committee Interlocks and Insider Participation

     There are no interlocking relationships involving the Company's Board which require disclosure under the executive compensation rules of the SEC.

Board Compensation and Stock Option Committee Report on Executive Compensation

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

     The amount of compensation paid by the Company to James R. Arabia in the year ended December 31, 1998, in the case of base salary, was determined based on an employment agreement between the Company and Mr. Arabia. In the case of stock option grants and bonuses and with respect to the amount of compensation paid by the Company during 1998 to executive officers who did not have employment agreements with the Company, such determinations were made by the Compensation and Stock Option Committee of the Board based upon the criteria set forth below. In 1998, executive compensation to the named officers consisted primarily of base salary, grants of stock options under the Company's Employee Stock Option Plan that vest over time, and bonuses paid to James R. Arabia, John A. Bicks, David A. Brainard, David Fitnich and F. Edward Chappell.

     Executive Compensation Philosophy. The Compensation and Stock Option Committee will annually consider the appropriate combination of cash and option-based compensation and weigh the competitiveness of the Company's overall compensation arrangements in relation to comparable companies. From time to time the Compensation and Stock Option Committee may retain compensation and other management consultants to assist with, among other things, structuring the Company's various compensation programs and determining appropriate levels of salary, bonus and other compensatory awards payable to the Company's executive officers and key employees, as well as to guide the Company in the development of near-term and long-term individual performance objectives necessary to achieve long-term profitability.

     The Compensation and Stock Option Committee believes that a fundamental goal of the Company's executive compensation program should be to provide incentives to create value for the Company's stockholders.

     Base Salaries. The base compensation for the Company's executive officers in 1998 was established in a manner consistent with the provisions of existing employment agreements between the Company and James R. Arabia, and through negotiations between the Company and the executive officers who did not have employment agreements with the Company. The base compensation levels were set to compensate the executive officers for the functions they will perform as well as to be consideration for certain non-competition provisions contained in certain executive officers' employment agreements. While no specific formula was used to determine base compensation levels for the Company's executive officers, the Company believes that the base salaries are generally in line with those of comparable companies. Base salaries will be reviewed annually and may be increased by the Compensation and Option Committee in accordance with certain criteria determined primarily on the basis of growth of revenues and EBITDA and on the basis of certain other factors, which include (i) individual performance, (ii) the functions performed by the Executive Officer, and (iii) changes in the compensation peer group in which the Company competes for executive talent. The weight given such factors by the Compensation and Stock Option Committee may vary from individual to individual.

     Annual Bonus Compensation. The Company's policy of awarding annual cash bonuses is designed to specifically relate executive pay to Company and individual performance. As a pay-for-performance program, cash bonuses provide financial rewards for the achievement of substantive Company and personal objectives. Actual awards paid are based primarily on actual Company performance.

     Employee Stock Option Plan. Awards are granted under the Employee Stock Option Plan based on a number of factors, including (i) the executive officer's or key employee's position in the Company, (ii) his or her performance and responsibilities, (iii) the extent to which he or she already holds an equity stake in the Company, (iv) equity participation levels of comparable executives and key employees at other companies in the compensation peer group and (v) individual contribution to the success of the Company's financial performance. However, the Employee Stock Option Plan does not provide any formulated method for weighing these factors, and a decision to grant an award is based primarily upon the Compensation and Stock Option Committee's evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question. During 1998, an aggregate of 224,000 options at exercise prices ranging from $3.19 per share to $4.00 per share were granted to Messrs. Arabia, Bicks, Brainard and Chappell.

     The Company's Employee Stock Option Plan relates closely to traditional forms of equity-oriented compensation in the restaurant industry. The purpose of the option grants is to aid the Company in attracting and retaining quality employees, all advancing the interest of the Company's stockholders, by offering employees an incentive to maximize their efforts to promote the Company's economic performance. In addition, to assist the Company in retaining employees and encouraging them to seek long-term appreciation in the value of the Company's stock, options generally are not exercisable immediately upon grant, but instead vest over a period of years. Accordingly, an employee must remain with the Company for a period of years to enjoy the full economic benefit of an option.

     401(k) Savings Plan. The Company also maintains a tax-qualified 401(k) savings plan for its eligible employees known as the "I.C.H. Corporation 401(k) Savings and Retirement Plan" ("401(k) Plan"). Employees who have attained age 21 and completed one year of service with the Company are eligible to participate and may elect to defer up to 15% of their base pay on a pre-tax basis to the 401(k) Plan. The Company may make discretionary contributions, including matching contributions, to the 401(k) Plan on behalf of eligible participants in any plan year. Participants are always 100% vested in their pre-tax contributions and will become vested in any matching contributions made on their behalf after one year of service with the Company at a rate of 20% per year becoming 100% vested after a total of five years of service with the Company. The assets of the 401(k) Plan are held in trust and a separate account is established for each participant. A participant may receive a distribution of his vested account balance in the 401(k) Plan in a single sum or installment payment or in the form of an annuity upon his termination of service with the Company.

     Chief Executive Officer Compensation. James R. Arabia, the Chief Executive Officer of the Company since its emergence from bankruptcy on February 19, 1997, received a base salary during 1998 of $321,000 pursuant to the employment agreement entered into with him. Mr. Arabia also received options to purchase 74,000 shares of Common Stock at an exercise price of $4.00 per share under the Employee Stock Option Plan during 1998. In respect of 1998, Mr. Arabia was also paid a cash bonus of $100,000. The Compensation and Stock Option Committee recognizes Mr. Arabia's contributions to the Company's operations and attempts to ensure that the Chief Executive Officer's compensation is commensurate with the compensation of chief executive officers of competitive corporations.

                                        COMPENSATION AND STOCK OPTION
                                        COMMITTEE OF THE BOARD OF DIRECTORS

                                        RAYMOND P. STEELE
                                        CARL D. ROBINSON
                                        ROBERT H. DRECHSLER

Performance Graph

     The Company's Common Stock commenced trading on the American Stock Exchange on July 23, 1997. The following graph compares total stockholder returns from February 19, 1997 through December 31, 1998 to the Standard & Poor's 500 Stock Index ("S&P 500 Index") and to the Nation's Restaurant News Index ("NRN Index"). The graph assumes that the value of the investment in the Company's Common Stock and in the S&P 500 and NRN indices was $100 at February 19, 1997 and that all dividends were reinvested. The price of the Common Stock on February 19, 1997 (on which the graph is based) was $2.17.

     The stockholder return shown on the following graph is not necessarily indicative of future performance and the Company does not believe that the graph is particularly meaningful.


Performance Comparison
     The graph below provides a comparison of the Company's Common Stock cumulative total shareholder return with the S&P 500 Index and the NRN Index. This graph assumes the investment of $100 on February 19, 1997 in the Company's Common Stock, the S&P 500 Index and the NRN Index, and reinvestment of dividends at the monthly closing stock prices.

   Date       I.C.H. Corporation     S&P 500     NRN Index
----------   --------------------   ---------   ----------
 2/19/97             100              100           100
12/31/97             167              120           101
12/31/98             167              154           135


                                PROPOSAL NO. 2

     The articles of incorporation of the Company currently authorize the Company to issue up to 9,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. The Board of Directors has no immediate plans to issue a significant number of additional shares of Common Stock. However, the larger number of authorized shares proposed herein will provide the Company with the certainty and flexibility to undertake various types of transactions, including stock splits, financings, acquisitions, increases in the shares reserved for issuance pursuant to the Company's two stock option plans, or other corporate transactions not yet determined.

     The Board of Directors believes that the availability of additional authorized but unissued shares will provide the Company with the flexibility to issue Common Stock for appropriate corporate purposes which may be identified in the future, such as to raise equity capital, to make acquisitions through the use of stock, to establish strategic relationships with other companies and to adopt additional employee benefit plans or reserve additional shares for issuance under such new or existing plans.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock will be required to approve this proposal. As a result, abstentions and broker non-votes will have the same effect as a vote against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY TO 19,000,000 SHARES.

                                PROPOSAL NO. 3

     The Company's Board of Directors currently consists of seven members who are divided into two classes: four directors are members of Class I and three directors are members of Class II. Directors in each class are elected to two-year terms and stand for election on a rotating basis every year at the Company's Annual Meeting. This method of electing directors is intended to make changes in the composition of the Board of Directors more difficult, and thus make a potential change in control of a corporation a lengthier and more difficult process. As currently classified, however, a majority of the Company's Board of Directors could be replaced in a single Annual Meeting, severely limiting the utility of the classified board structure for the Company and its shareholders. The Board of Directors has thus unanimously approved this proposal to create an additional class of directors such that the seven members of the Board would be divided among three classes, each to be elected to three-year terms and stand for election on a rotating basis every year at the Annual Meeting.

     The Board of Directors believes that dividing the directors into three classes is advantageous to the Company and its shareholders because by providing that directors will serve three-year terms, the likelihood of continuity and stability in the policies formulated by the Board will be enhanced. The Board of Directors also believes that the proposed three-class staggered board, if adopted, would effectively reduce the possibility that a third party could effect a sudden or surprise change in control of the Company's Board of Directors. Such a classified board would serve to ensure that the Board and management, if confronted by a surprise proposal from a third party who has acquired a block of the Company's Common Stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to attempt to negotiate a better transaction, if possible, for the shareholders.

     The Board of Directors believes that if a potential acquiror were to purchase a significant or controlling interest in the Company, such potential acquiror's ability to remove the Company's directors and obtain control of the Board and thereby remove the Company's management would severely curtail the Company's ability to negotiate effectively with such potential acquiror. The threat of obtaining control of the Board would deprive the Board of the time and information necessary to evaluate the proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving the Company which may ultimately be undertaken. A classified board such as that proposed herein is designed to reduce the vulnerability of the Company to an unsolicited takeover proposal, particularly a takeover proposal that does not contemplate the acquisition of all of the Company's outstanding shares, or an unsolicited proposal for the restructuring or sale of all or a part of the Company.

     Since the implementation of the classified Board proposed herein will increase the amount of time required for a takeover bidder to obtain control of the Company without the cooperation of the Board, even if the takeover bidder were to acquire a majority of the Company's outstanding Common Stock, the existence of such a classified board could tend to discourage certain tender offers which stockholders might feel would be in their best interests. Because tender offers for control usually involve a purchase price higher than the current market price, the implementation of the classified Board proposed herein could also discourage open market purchases by a potential takeover bidder. Such tender offers or open market purchases could increase the market price of the Company's Common Stock, enabling stockholders to sell their shares at a price higher than that which would otherwise prevail. In addition, the implementation of the classified Board as proposed herein could make the Company's Common Stock less attractive to persons who invest in securities in anticipation of an increase in price if a takeover attempt develops. Since these proposed provisions would make the removal of directors more difficult, it will increase the directors' security in their positions and, since the Board has the power to retain and discharge management, could perpetuate incumbent management.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     Approval of the classification of the Board of Directors into three classes as proposed herein will require the affirmative vote of the holders of seventy-five percent (75%) of the outstanding shares of Common Stock of the Company. As a result, abstentions and broker non-votes will have the same effect as a vote against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE CLASSIFICATION OF THE BOARD OF DIRECTORS INTO THREE CLASSES.

                                 PROPOSAL NO. 4
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers L.L.P. served as the Company's independent accountants for the fiscal year ended December 31, 1998 and has been appointed by the Board of Directors to continue as the Company's independent accountants for the fiscal year ending December 31, 1999. In the event that ratification of this appointment of auditors is not approved by the affirmative vote of a majority of votes cast on the matter, then the appointment of independent accountants will be reconsidered by the Board of Directors. Unless marked to the contrary, proxy received will be voted for RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS L.L.P. AS THE INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

     A representative of PricewaterhouseCoopers L.L.P. is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

VOTE REQUIRED AND RECOMMENDATION OF BOARD OF DIRECTORS

     The affirmative vote of a majority of the shares of the Company's Common Stock present or represented and voting at the Annual Meeting will be required to approve this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS L.L.P. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                             SHAREHOLDER PROPOSALS

     To be considered for presentation at the annual meeting of the Company's stockholders to be held in 2000, a stockholder proposal must be received by John A. Bicks, Secretary, I.C.H. Corporation, 9255 Towne Centre Drive, Suite 600, San Diego, California 92121, no later than December 24, 1999.

                                 OTHER MATTERS

     The Board of Directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof and accordance with the judgments of the persons voting the proxies.

     It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                        By Order of the Board of Directors,

                                        /s/ John A. Bicks
                                        JOHN A. BiCKS
                                        Secretary

Date: April 23, 1999
     San Diego, California

                              I.C.H. CORPORATION
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

P      The undersigned hereby appoint(s) James R. Arabia, John A. Bicks and
   David A. Brainard, or any of them, lawful attorneys and proxies of the R undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of O I.C.H. Corporation to be held at the Embassy Suites Hotel, 4550 La Jolla
   Village Drive, San Diego, California on Friday, May 28, 1999, at 2:00 P.M., X local time, and any adjournment(s) or postponement(s) thereof, with all powers the undersigned would possess if personally present, and to vote the Y number of shares the undersigned would be entitled to vote if personally present.

       This proxy when properly executed will be voted in the manner described herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1, 2, 3 and 4. Any prior proxy is hereby revoked.

   The Board of Directors recommends a vote "FOR" proposals number 1, 2, 3 and 4.


   PROPOSAL 1: The Election of Directors: James R. Arabia,                 |_| FOR all nominees      |_| WITHHOLD AUTHORITY to
               Timothy R. Scott, and David A. Gotz                             listed above (except      vote for all nominees
                                                                               as marked to the          listed above
                                                                               contrary)

               To withhold authority to vote for any individual nominee write that nominee's name here:__________________________

   PROPOSAL 2: Approval of an increase in the number of authorized         |_| FOR                   |_| AGAINST      |_| ABSTAIN
               shares of Common Stock of the Company from nine million
               (9,000,000) to nineteen million (19,000,000).
   PROPOSAL 3: Approval of the creation of a third class of directors,     |_| FOR                   |_| AGAINST      |_| ABSTAIN
               such that the Board of Directors of the Company would be
               divided into three classes, with the directors in each
               class elected to serve for staggered three-year terms.
   PROPOSAL 4: Ratification of the appointment of PricewaterhouseCoopers   |_| FOR                   |_| AGAINST      |_| ABSTAIN
               L.L.P. as the independent auditors of the Company.

                             (to be signed on other side)

In accordance with their discretion, said Attorneys and Proxies are authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting.


                                              ---------------------------------
                                              Date


                                              ---------------------------------
                                              Signature


                                              ---------------------------------
                                                 (Signature if held jointly)


                                              Please sign exactly as your name
                                              appears at the left. When shares
                                              are held by joint tenants, both
                                              should sign. When signing as
                                              attorney, executor, administrator,
                                              trustee or corporation, please
                                              sign in full corporate name by
                                              president or other authorized
                                              person. If a partnership, please
                                              sign in partnership name by
                                              authorized person.


          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,
                     USING THE ENCLOSED ENVELOPE, THANK YOU

       ACS Securities Services, Inc., 5580 Lyndon B. Johnson Fwy Ste. 230,
                              Dallas TX 75240-9704

                                       13